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Exhibit 5.3

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance IV, LLC

Teva Pharmaceutical Finance IV B.V.

Teva Pharmaceutical Finance Company B.V.

c/o Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

Re: Registration Statement on Form F-3

Curaçao, 10 November 2011

Teva Pharmaceutical Finance Company B.V. and Teva Pharmaceutical Finance IV B.V. – Legal Opinion

Ladies and Gentlemen,

We refer to the Registration Statement on Form F-3 prepared and filed by Teva Pharmaceutical Industries Limited, an Israeli corporation and certain of its subsidiaries with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on December 4, 2008 and the Post-Effective Amendments No. 1 and No. 2 thereto dated 29 July 2011 and 25 August 2011 (as listed in Schedule 1 sub (a), (b) and (c) of this opinion).

We have acted as legal advisers to Teva Pharmaceutical Finance Company B.V. (“Teva Finance”) and Teva Pharmaceutical Finance IV B.V. (“Teva Finance IV”) (hereinafter jointly the “Companies”) for the purpose of rendering an opinion on certain matters of Curaçao law in connection with the issuance and sale by (i) Teva Finance of USD 1,100,000,000 in aggregate principal amount of its Floating Rate Senior Notes due 2013 (the “Teva Finance 2013 Notes”), USD 950,000,000 in aggregate principal amount of its 2.400% Senior Notes due 2016 (the “Teva Finance 2016 Notes”) and USD 875,000,000 in aggregate principal amount of its 3.650% Senior Notes due 2021 (the “Teva Finance 2021 Notes”) and (ii) by Teva Finance IV of USD 875,000,000 in aggregate principal amount of its 3.650% Senior Notes due 2021 (the

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“Teva Finance IV 2021 Notes”) (all notes together the “Notes”) pursuant to the senior indentures, dated as of 10 November 2011 and made between the Companies as Issuers, Teva Pharmaceutical Industries Limited as Guarantor and The Bank of New York Mellon as Trustee, as supplemented by the first supplemental indentures thereto, dated as of 10 November 2011 (as so supplemented the “Indentures”).

For the purposes of this opinion, we have examined and relied only on the documents listed in Schedule 1 and Schedule 2, which shall form part of this opinion.

The documents listed in Schedule 1 are referred to as the “Documents” and the documents listed in Schedule 2 as the “Certificates”.

Unless otherwise defined in this opinion or unless the context otherwise requires, words and expressions defined in the Documents shall have the same meanings when used in this opinion.

In connection with such examination and in giving this opinion, we have assumed:

(i)	the genuineness of the signatures to the Documents and the Certificates, the authenticity and completeness of the Documents and the Certificates submitted to us as originals, the conformity to the original documents of the Documents and the Certificates submitted to us as copies and the authenticity and completeness of those original documents;

(ii)	the legal capacity (handelingsbekwaamheid) of the natural persons acting on behalf of the parties, the due incorporation and valid existence of, the power, authority and legal rights of, and the due authorization and execution of the Documents by, the parties thereto (other than the Companies) under any applicable law (other than Curaçao law);

(iii)	the due execution by the parties thereto of the Notes submitted to and examined by us in draft in the form of those drafts;

(iv)	the due compliance with all matters of, and the validity, binding effect and enforceability of the Documents under, any applicable law (other than Curaçao law) and in any jurisdiction (other than Curaçao) in which an obligation under the Documents falls to be performed; and

(v)	the accuracy, completeness, validity and binding effect of the Certificates and the matters certified or evidenced thereby at the date hereof and any other relevant date.

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This opinion is given only with respect to Curaçao law as generally interpreted and applied by the Curaçao courts at the date of this opinion. The term “Curaçao” does not include Aruba, Sint Maarten and the Dutch Caribbean (Bonaire, Saba and Statia) which are separate jurisdictions. Since 10 October 2010 the Netherlands Antilles ceased to exist as a country and Curaçao became a separate country within the Kingdom of the Netherlands. As to matters of fact we have relied on the Certificates and the representations and warranties contained in or made pursuant to the Documents and the Certificates. We do not express an opinion on the completeness or accuracy of the representations or warranties made by the parties to the Documents, matters of fact, matters of foreign law (other than Curaçao law), international law, including, without limitation, the law of the European Union, and tax, anti-trust and competition law, except to the extent that those representations and warranties and matters of fact and law are explicitly covered by the opinions below. No opinion is given on commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

Based on and subject to the foregoing, and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinions:

1.	Teva Finance has been duly incorporated under the laws of the Netherlands Antilles and Teva Finance IV has been duly incorporated under the laws of Curaçao and both Companies are validly existing under the laws of Curaçao as private companies with limited liability (besloten vennootschappen) and each of the Companies has all requisite power and authority to own its properties and to conduct its business as described in the Registration Statement and as set forth in its purpose clause (Article 2) of its Articles. The Companies have been duly registered with the Chamber of Commerce in Curaçao.

2.	The Companies have not been wound up (ontbonden) nor have they been declared bankrupt (failliet verklaard) and the Companies have not been granted (provisional) suspension of payments ((voorlopige) surséance van betaling), as indicated by the Extracts as defined in Schedule 2.

3.	The Companies have the corporate power and authority to execute the Indentures and the Notes, to perform their obligations thereunder and to consummate the transactions contemplated therein.

4.	The Companies have taken all necessary corporate action to authorize the execution and delivery of the Indentures and the Notes, the performance of their obligations thereunder and the consummation of the transactions contemplated therein.

5.	The Indentures have been duly executed and delivered for and on behalf of the Companies.

6.	Each of the Indentures, and the Notes if and when duly executed and authenticated, is

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in proper form for its enforcement in the Curaçao courts.

7.	It is not necessary in order to ensure the validity, enforceability or admissibility in evidence of the Documents against the Companies in the Curaçao courts, that the Documents or any other document in connection therewith be filed, registered or recorded with governmental, judicial or public bodies or authorities in Curaçao or that any other action be taken in Curaçao, except for registration (date stamping) by the Inspector of Taxes in Curaçao of the Documents if and when such Documents are to be used as evidence in the Curaçao courts.

8.	The Companies have the legal capacity to sue and be sued in their own names under the laws of Curaçao.

9.	The execution by the Companies of the Documents, the performance by the Companies of their obligations thereunder and the consummation of the transactions contemplated therein do not conflict with or result in a violation of (i) any provision of the Articles of the Companies or (ii) any existing provision of, or rule or regulation under, Curaçao law, applicable to companies generally or to the best of our knowledge (iii) of any judgment, decree or order of any Curaçao court or governmental agency of or in Curaçao applicable to the Companies or any of their properties or assets.

10.	Each of the Companies has been granted a general exemption from Curaçao foreign exchange control regulations by the Central Bank of Curaçao and Sint Maarten as well as a business license and an exemption from article 45 of the National Ordinance on the Supervision of Banking and Credit Institutions 1994 (NG 1994, no. 4) issued by the Central Bank of Curaçao and Sint Maarten with respect to the issuance of notes, which exemptions and licenses are in full force and effect, based on the Directors’ Certificates. No other consent, approval, authorization or order of, or qualification, filing or registration with, any governmental body or agency in Curaçao or any Curaçao person having due authority over the Companies, is required for the execution, delivery or performance by the Companies of their obligations under the Documents or the consummation of the transactions contemplated thereby or the execution, issue, sale or delivery of the notes, except as set forth in paragraph 7 of this opinion.

11.	The choice of the laws of the State of New York to govern the Indentures and the Notes is a valid choice of law and such law would accordingly be applied by the Curaçao courts if such Documents or any claim thereunder comes under their jurisdiction upon proper proof of the relevant provisions of such law.

12.

The submission by the Companies in the Documents to the non-exclusive jurisdiction of the federal or state court sitting in New York City and the irrevocable appointment in the Documents by the Companies of Teva Pharmaceuticals USA, Inc. – as Agent to accept service of process in respect of the jurisdiction of the federal or state sitting in

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New York City are valid and legally binding on the Companies. Such submission and appointment would be upheld by the Curaçao courts, except that such submission does not preclude that claims for provisional measures, claims below the amount of ANG 10,000 (USD 5,600) or the equivalent thereof, or requests to levy pre-trial attachments (conservatoire beslagen) be brought before the competent Curaçao court.

13.	In proceedings undertaken in Curaçao, neither the Companies nor any of their assets are immune from legal action or proceeding (including, without limitation, suit, attachment prior to judgment, execution or other legal process).

14.	The United States and Curaçao do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. A final judgment rendered by a New York court would not automatically be enforceable in Curaçao. However, a final judgment obtained in a New York court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in New York with respect to the payment obligations of the Companies under the Documents would generally be upheld and be regarded by a Curaçao court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with that judgment by a New York court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of natural justice, its content and enforcement does not conflict with Curaçao public policy and it has not been rendered in proceedings of a penal or revenue or other public law nature.

15.	Save for (i) a nominal stamp tax amounting to ANG 10 (USD 5.60) per page which will be due in respect of the Documents if and when those Documents are executed in Curaçao and, if they are not executed in Curaçao, if and when those Documents are to be used as evidence in the Curaçao courts or registered in Curaçao and (ii) a registration tax of ANG 5 (USD 2.80) per document which will be due for each Document, respectively, when Documents are to be used as evidence in the Curaçao courts or are to be registered with (date stamped by) the Inspector of Taxes in Curaçao, no similar taxes or charges of any kind are payable in Curaçao in respect of the execution of any of the Documents or the enforcement or admissibility in evidence thereof in the courts of Curaçao (except for court fees payable in connection with litigation in the courts of Curaçao in respect of any of the Documents). As to the requirements of the aforementioned registration with (date stamping by) the Inspector of Taxes in Curaçao, we refer to opinion paragraph 7 above.

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The opinions expressed above are subject to the following qualifications:

(A)	Our opinions expressed herein are subject to and limited by applicable bankruptcy, insolvency, reorganization, suspension of payment and other laws relating to or affecting the rights of creditors or secured creditors generally.

(B)	Delivery of documents is not a concept of Curaçao law and we have therefore assumed the due delivery of the Documents by the parties thereto under any applicable law in which such concept is relevant.

(C)	The enforcement in Curaçao of the Documents is subject to the Curaçao rules of civil procedure as applied by the Curaçao courts.

(D)	The availability in the Curaçao courts of remedies, such as injunction and specific performance, is at the discretion of the courts.

(E)	The Curaçao courts may stay or refer proceedings if concurrent proceedings are being brought elsewhere.

(F)	The Curaçao courts may render judgments for a monetary amount in foreign currencies, but those foreign currency amounts may be converted into Netherlands Antilles Guilders for enforcement purposes. Foreign currency amounts claimed in a Curaçao (provisional) suspension of payment or bankruptcy proceeding will be converted into Netherlands Antilles Guilders at the rate prevailing at the date of commencement of that proceeding.

(G)	The choice of the laws of the State of New York to govern the Documents would be upheld by the Curaçao courts, except that under the rules of Curaçao private international law (and those of the Convention on the Law Applicable to Contractual Relations of 19 June 1980 (the “Rome Convention”)), effect may be given to the mandatory rules of the law of another country with which the situation has a close connection, if and insofar as, under the law of that other country, those rules must be applied whatever the law applicable to the contract (Article 7 of the Rome Convention). With the express reservation that we are not qualified to assess the exact meaning and consequences of the respective terms and conditions of the Documents under foreign law, on the face of the Documents, we are not aware of any term or condition therein which is likely to give rise to situations where the mandatory rules of Curaçao law will be applied by the Curaçao courts irrespective of the law otherwise applicable to the Documents or which appear to be prima facie manifestly incompatible with Curaçao public policy.

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(H)	Under the Curaçao rules of corporate benefit and fraudulent preference, the validity of a legal act (such as the execution of an agreement or the giving of guarantees or security) performed by a company or governed by Curaçao law may be contested. Without purporting to be comprehensive, we would particularly draw your attention to the following:

(a)	the validity of a legal act performed by a company may be contested by the company or, in case of its bankruptcy, its public receiver in bankruptcy (curator), if as a result the objects as stated in the articles of the company or the principles of corporate (financial) benefit are transgressed and the party which dealt with the company is aware of this transgression or, without personal investigation, should have been so aware; and

(b)	if a legal act performed by a company is prejudicial to the interests of the creditors of that company, the validity of that legal act may in certain circumstances be contested by those creditors or the public receiver in bankruptcy of that company.

(I)	A power of attorney granted by a Curaçao company will automatically, i.e. by operation of law, terminate upon the bankruptcy of that company or become ineffective, when that company has been granted a (provisional) suspension of payment. To the extent that the appointment of a process agent by a company constitutes the granting of a power of attorney to that process agent, the service of process on that agent on or after the date on which that company has been declared bankrupt or it has been granted a (provisional) suspension of payment, would not be valid and effective, except to the extent authorized by the public receiver in bankruptcy (curator) or administrator (bewindvoerder), as the case may be.

This opinion, which is strictly limited to the matters stated herein and which is not to be read as extending by implication to any other matter, is given on the basis that it is governed by and to be construed in accordance with Curaçao law and that any action, arising out of it, is to be determined by the competent court in Curaçao which shall have exclusive jurisdiction in relation thereto. The partnership VanEps Kunneman VanDoorne has limited its liability to any proceeds available under the partnership’s professional liability insurance, and reliance by anyone on this opinion will be deemed acceptance of such choice of law and forum and limitation of liability. We do not assume any obligation to advise you (or any other person entitled to rely on this opinion) of any subsequent change in, or in the interpretation of, Curaçao law.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Notes, pursuant to the registration requirements of the Act. We hereby consent to the filing of this opinion as an exhibit to the Guarantor’s Current Report on Form 6-K, which is incorporated by reference into the Registration Statement and the Prospectus (each as defined on Schedule 1). By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued or promulgated thereunder.

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The remainder of this page is left blank intentionally. The signature follows on the next page.

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Yours faithfully,

VANEPS KUNNEMAN VANDOORNE

/s/ F.W. Lunsingh Scheurleer
F.W. Lunsingh Scheurleer

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SCHEDULE 1

DOCUMENTS

(a)	A copy of the Registration Statement on Form F-3 (File No. 333-155927) filed by the Guarantor, and certain finance subsidiaries of the Guarantor, with the Commission pursuant to the Act, on December 4, 2008;

(b)	a copy of the executed Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 dated 29 July 2011, whereby Teva Pharmaceutical Finance IV BV and Teva Pharmaceutical Finance V BV were added as additional registrants to the Registration Statement;

(c)	a copy of the executed Post-Effective Amendment No. 2 to the Registration Statement on Form F-3 dated 25 August 2011, whereby Teva Finance was added as additional registrant to the Registration Statement (the Registration Statement on Form F-3 as so amended, the “Registration Statement”);

(d)	a copy of a preliminary prospectus, consisting of a preliminary prospectus supplement dated 7 November 2011 together with a prospectus dated December 4, 2008, as supplemented on 25 August 2011, regarding, inter alia, the offering by Teva Finance of an unspecified principal amount of the Teva Finance 2013 Notes guaranteed by Teva Pharmaceutical Industries Limited, an unspecified principal amount of the Teva Finance 2016 Notes guaranteed by Teva Pharmaceutical Industries Limited, an unspecified principal amount of the Teva Finance 2021 Notes guaranteed by Teva Pharmaceutical Industries Limited and the offering by Teva Finance IV of an unspecified principal amount of the Teva Finance IV 2021 Notes guaranteed by Teva Pharmaceutical Industries Limited (the “Preliminary Prospectus”);

(e)	a copy of a prospectus, consisting of a prospectus supplement dated 7 November 2011 together with a prospectus dated December 4, 2008, as supplemented on 25 August 2011, regarding, inter alia, the offering by Teva Finance and Teva Finance IV of the Notes guaranteed by Teva Pharmaceutical Industries Limited, as filed in final form with the Commission on the date hereof, pursuant to Rule 424(b) under the Act (the “Prospectus”);

(f)	a copy of the executed Indentures, which are expressed to be governed by the laws of the State of New York;

(g)	copies of the executed global notes representing the Teva Finance 2013 Notes, the Teva Finance 2016 Notes, the Teva Finance 2021 Notes and the Teva Finance IV 2021 Notes, which are expressed to be governed by the laws of the State of New York; and

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(h)	a copy of executed underwriting agreements (the “Underwriting Agreements”) which are expressed to be governed by the laws of the State of New York dated 10 November 2011 and made between (i) Teva Pharmaceutical Industries Limited, as Guarantor, (ii) the Companies and (iii) Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, on behalf of the several Underwriters named in Schedule I to the Underwriting Agreement.

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SCHEDULE 2

CERTIFICATES

I Teva Pharmaceutical Finance Company B.V.

(a)	a copy of the deed of incorporation, incorporating the articles (statuten) of Teva Finance, dated 23 November 2005 and the amendment hereto dated 7 June 2011 (the “Teva Finance Articles” together with the Teva Finance Articles, the “Articles”);

(b)	a copy of the register of shareholders of Teva Finance (the “Teva Finance Shareholders Registers”);

(c)	a copy of an official extract, dated on or about the date hereof, updated by a computer generated extracts of even date herewith, from the Commercial Register (Handelsregister) of the Curaçao Chamber of Commerce and Industry (Kamer van Koophandel en Nijverheid) in respect of Teva Finance (the “Teva Finance Extracts”);

(d)	a copy of a business license, dated 27 January 2006, issued by the Government of the Island Territory of Curaçao (het Bestuurscollege), pertaining to Teva Finance;

(e)	a copy of a foreign exchange exemption, dated 30 November 2005, issued by the Central Bank of the Netherlands Antilles (currently named Central Bank of Curaçao and Sint Maarten), pertaining to the Teva Finance;

(f)	a copy of the exemption from the prohibition in article 45 of the National Ordinance on the Supervision of Banking and Credit Institutions, dated 31 August 2011, issued by Central Bank of Curaçao and Sint Maarten, with respect to the issuance of notes by the Teva Finance pursuant to the Indenture;

(g)	a copy of declaration from the Court Registry (griffie) in Curaçao, dated on or about the date hereof, pertaining to Teva Finance;

(h)	a copy of the minutes of the meeting of the Board of Managing Directors (bestuur) and Board of Supervisory Directors (raad van commissarissen) of Teva Finance, dated 4 November 2011 including power of attorney to the managing directors, the supervisory directors, William Marth, Deborah Griffin, David Stark and Richard Egosi (the “Teva Finance Board Resolutions”);

(i)	a copy of pricing minutes of Teva Finance adopted by George F.J.M. van Zinnicq Bergmann and Edgard V. Lotman dated on or about the date hereof; and

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(j)	a copy of a directors’ certificate (“Teva Finance Directors’ Certificate”) of the Management Board of Teva Finance dated on or about the date hereof.

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II Teva Pharmaceutical Finance IV B.V.

(a)	a copy of the deed of incorporation, incorporating the articles (statuten) of the Teva Finance IV, dated 28 June 2011 (the “Teva Finance IV Articles”);

(b)	a copy of the register of shareholders of Teva Finance IV (the “Teva Finance IV Shareholders Register”);

(c)	a copy of an official extract, dated on or about the date hereof, updated by a computer generated extract of even date herewith, from the Commercial Register (Handelsregister) of the Curaçao Chamber of Commerce and Industry (Kamer van Koophandel en Nijverheid) in respect of Teva Finance IV (the “Teva Finance IV Extracts” together with the Teva Finance Extracts, the “Extracts”);

(d)	a copy of a business license, dated 13 July 2011, issued by the Government of Curaçao, pertaining to the Teva Finance IV;

(e)	a copy of a foreign exchange exemption, dated 21 July 2011, issued by the Central Bank of Curaçao and Sint Maarten, pertaining to Teva Finance IV;

(f)	a copy of the exemption from the prohibition in article 45 of the National Ordinance on the Supervision of Banking and Credit Institutions, dated 31 August 2011, issued by Central Bank of Curaçao and Sint Maarten, with respect to the issuance of notes by Teva Finance IV pursuant to the Indenture;

(g)	a copy of a declaration from the Court Registry (griffie) in Curaçao, dated on or about the date hereof, pertaining to Teva Finance IV;

(h)	a copy of the minutes of the joint meeting of the Board of Managing Directors (bestuur) and Board of Supervisory Directors (raad van commissarissen) of Teva Finance IV, dated 4 November 2011 including a power of attorney to the managing directors, the supervisory directors, William Marth, Deborah Griffin, David Stark and Richard Egosi (the “Teva Finance IV Board Resolutions”);

(i)	a copy of pricing minutes of Teva Finance IV adopted by George F.J.M. van Zinnicq Bergmann and Edgard V. Lotman dated on or about the date hereof; and

(j)	a copy of a directors’ certificate (“Teva Finance IV Directors’ Certificate”, together with the Teva Finance Directors’ Certificate the “Directors’ Certificates”) of the Management Board of Teva Finance IV dated on or about the date hereof.